Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	John Hulbert, Investors, (612) 761-6627
Joe Poulos, Media, (612) 696-3400

Target Corporation Reports First Quarter Earnings
•First quarter Net Sales were $23.8 billion, compared with $24.5 billion in 2024.
◦Digital comparable sales grew 4.7 percent reflecting more than 35 percent growth in same-day delivery powered by Target Circle 360TM and continued growth in Drive Up.
◦Key seasonal moments such as Valentine's Day and Easter outperformed non-holiday periods throughout the quarter.
◦The Company's limited-time partnership with kate spade was the strongest designer collaboration in the last decade.
•First quarter SG&A Expense and Operating Income included $593 million in pre-tax gains from the settlement of credit card interchange fee litigation.
•First quarter GAAP EPS was $2.27 compared with $2.03 last year. Adjusted EPS1, which excludes the gains from litigation settlements, was $1.30.
•The Company has established an acceleration office led by Michael Fiddelke, with the purpose of enabling faster decisions and execution of its core strategic initiatives in support of a return to growth.

For additional media materials, please visit:
https://corporate.target.com/news-features/article/2025/05/q1-2025-earnings

MINNEAPOLIS (May 21, 2025) – Target Corporation (NYSE: TGT) today announced its first quarter 2025 financial results.
The Company reported first quarter GAAP earnings per share (EPS) of $2.27 and Adjusted earnings per share1 of $1.30 compared with GAAP and Adjusted EPS of $2.03 in 2024. The attached tables provide a reconciliation of non-GAAP to GAAP measures. All earnings per share figures refer to diluted EPS.

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[1]Adjusted diluted earnings per share (Adjusted EPS), a non-GAAP financial measure, excludes the impact of certain discretely managed items. See the tables of this release for additional information.

Target Corporation Reports First Quarter Earnings — Page 2 of 11
"In the first quarter, our team navigated a highly challenging environment and focused on delivering the outstanding assortment, experience and value guests expect from Target," said Brian Cornell, chair and chief executive officer of Target Corporation. "While our sales fell short of our expectations, we saw several bright spots in the quarter, including healthy digital growth, led by a 36 percent increase in same-day delivery through Target Circle 360, and our strongest designer collaboration in more than a decade, kate spade for Target. While these highlights reinforce our confidence in the underlying health of our business, we’re not satisfied with current performance and know we have opportunities to deliver faster progress on our roadmap for growth. This morning, we announced the establishment of a multi-year acceleration office, led by Michael Fiddelke, along with several leadership changes. These steps forward are intended to build more speed and agility into how we operate, and position key capabilities to drive long-term profitable growth. With these changes and the financial strength to continue investing in our business, I’m confident we can emerge an even stronger company over time."

Guidance
For fiscal 2025, the Company now expects a low-single digit decline in sales, and GAAP EPS of $8.00 to $10.00. Adjusted EPS, which excludes the gains from the litigation settlements in the first quarter, is expected to be approximately $7.00 to $9.00.

Operating Results
Comparable sales decreased 3.8 percent in the first quarter, reflecting a comparable store sales decline of 5.7 percent and comparable digital sales growth of 4.7 percent. Net Sales of $23.8 billion in the first quarter were 2.8 percent lower than last year, reflecting a merchandise sales decrease of 3.1 percent and a 13.5 percent increase in other revenue. First quarter operating income of $1.5 billion was 13.6 percent higher than last year.
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Target Corporation Reports First Quarter Earnings — Page 3 of 11

First quarter operating income margin rate, which includes the one-time benefit of the settlement of credit card interchange fee litigation, was 6.2 percent in 2025, compared with 5.3 percent in 2024. Excluding the litigation settlement gains, operating income margin rate was 3.7 percent in 2025. First quarter gross margin rate was 28.2 percent, compared with 28.8 percent in 2024, reflecting the net impact of merchandising activities, including higher markdown rates, as well as digital fulfillment and supply chain costs due to increased digital sales penetration and new supply chain facilities coming online. These pressures were partially offset by the benefit of lower inventory shrink. First quarter SG&A expense rate was 19.3 percent in 2025, compared with 21.0 percent in 2024, reflecting credit card interchange fee settlements and disciplined cost management partially offset by the deleveraging impact of lower sales and higher costs, including team member pay and benefits. Without the litigation settlement gains, the SG&A expense rate was 21.7 percent in Q1 2025.

Interest Expense and Taxes
The Company’s first quarter 2025 net interest expense was $116 million, compared with $106 million last year, reflecting lower interest income in the current year.
First quarter 2025 effective income tax rate was 25.0 percent, compared with the prior year rate of 22.7 percent, reflecting the impact of discrete tax expenses in the current year.

Capital Deployment and Return on Invested Capital
The Company paid dividends of $510 million in the first quarter, compared with $508 million last year, reflecting a 1.8 percent increase in the dividend per share.
The Company repurchased $251 million of its shares in the first quarter, retiring 2.2 million shares of common stock at an average price of $114.60. As of the end of the quarter, the Company had approximately $8.4 billion of remaining capacity under the repurchase program approved by Target’s Board of Directors in August 2021.
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Target Corporation Reports First Quarter Earnings — Page 4 of 11
For the trailing twelve months through first quarter 2025, after-tax return on invested capital (ROIC) was 15.1 percent, compared with 15.4 percent for the trailing twelve months through first quarter 2024. The tables in this release provide additional information about the Company’s ROIC calculation.

Webcast Details
Target will webcast its first quarter earnings conference call at 7:00 a.m. CT today. Investors and the media are invited to listen to the meeting at Corporate.Target.com/Investors (click on "Q1 2025 Target Corporation Earnings Conference Call" under "Events & Presentations"). A replay of the webcast will be provided when available. The replay number is 1-866-360-7721.

Miscellaneous
Statements in this release regarding the Company’s future financial performance, including its fiscal 2025 full-year guidance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties which could cause the Company’s results to differ materially. The most important risks and uncertainties are described in Item 1A of the Company’s Form 10-K for the fiscal year ended February 1, 2025. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update any forward-looking statement.

About Target
Minneapolis-based Target Corporation (NYSE: TGT) serves guests at nearly 2,000 stores and at Target.com, with the purpose of helping all families discover the joy of everyday life. Since 1946, Target has given 5% of its profit to communities, which today equals millions of dollars a week. Additional company information can be found by visiting the corporate website (corporate.target.com) and press center.

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Target Corporation Reports First Quarter Earnings — Page 5 of 11
TARGET CORPORATION

Consolidated Statements of Operations

	Three Months Ended
(millions, except per share data) (unaudited)	May 3, 2025	May 4, 2024	Change
Net sales	$23,846	$24,531	(2.8)
Cost of sales	17,128	17,471	(2.0)
Selling, general and administrative expenses	4,591	5,146	(10.8)
Depreciation and amortization (exclusive of depreciation included in cost of sales)	655	618	6.0
Operating income	1,472	1,296	13.6
Net interest expense	116	106	8.7
Net other income	(26)	(29)	(12.8)
Earnings before income taxes	1,382	1,219	13.4
Provision for income taxes	346	277	25.1
Net earnings	$1,036	$942	10.0%
Basic earnings per share	$2.28	$2.04	11.7%
Diluted earnings per share	$2.27	$2.03	11.7%
Weighted average common shares outstanding
Basic	455.0	462.2	(1.6)%
Diluted	456.5	463.9	(1.6)%
Antidilutive shares	2.4	1.6
Dividends declared per share	$1.12	$1.10	1.8%

Target Corporation Reports First Quarter Earnings — Page 6 of 11
TARGET CORPORATION

Consolidated Statements of Financial Position

(millions, except footnotes) (unaudited)	May 3, 2025	February 1, 2025	May 4, 2024
Assets
Cash and cash equivalents	$2,887	$4,762	$3,604
Inventory	13,048	12,740	11,730
Other current assets	1,824	1,952	1,744
Total current assets	17,759	19,454	17,078
Property and equipment, net	33,182	33,022	33,114
Operating lease assets	3,739	3,763	3,486
Other noncurrent assets	1,505	1,530	1,439
Total assets	$56,185	$57,769	$55,117
Liabilities and shareholders’ investment
Accounts payable	$11,823	$13,053	$11,561
Accrued and other current liabilities	6,029	6,110	5,684
Current portion of long-term debt and other borrowings	1,139	1,636	2,614
Total current liabilities	18,991	20,799	19,859
Long-term debt and other borrowings	14,334	14,304	13,487
Noncurrent operating lease liabilities	3,564	3,582	3,392
Deferred income taxes	2,338	2,303	2,543
Other noncurrent liabilities	2,011	2,115	1,996
Total noncurrent liabilities	22,247	22,304	21,418
Shareholders’ investment
Common stock	38	38	39
Additional paid-in capital	7,011	6,996	6,747
Retained earnings	8,360	8,090	7,519
Accumulated other comprehensive loss	(462)	(458)	(465)
Total shareholders’ investment	14,947	14,666	13,840
Total liabilities and shareholders’ investment	$56,185	$57,769	$55,117
Common Stock Authorized 6,000,000,000 shares, $0.0833 par value; 454,364,799, 455,566,995, and 462,635,539 shares issued and outstanding as of May 3, 2025, February 1, 2025, and May 4, 2024, respectively.

Preferred Stock Authorized 5,000,000 shares, $0.01 par value; no shares were issued or outstanding during any period presented.

Target Corporation Reports First Quarter Earnings — Page 7 of 11
TARGET CORPORATION

Consolidated Statements of Cash Flows

	Three Months Ended
(millions) (unaudited)	May 3, 2025	May 4, 2024
Operating activities
Net earnings	$1,036	$942
Adjustments to reconcile net earnings to cash provided by operating activities:
Depreciation and amortization	787	718
Share-based compensation expense	69	72
Deferred income taxes	36	64
Noncash (gains) / losses and other, net	(4)	(31)
Changes in operating accounts:
Inventory	(308)	156
Other assets	146	43
Accounts payable	(1,344)	(524)
Accrued and other liabilities	(143)	(339)
Cash provided by operating activities	275	1,101
Investing activities
Expenditures for property and equipment	(790)	(674)
Other	3	3
Cash required for investing activities	(787)	(671)
Financing activities
Additions to long-term debt	991	—
Reductions of long-term debt	(1,534)	(32)
Dividends paid	(510)	(508)
Repurchase of stock	(250)	—
Shares withheld for taxes on share-based compensation	(60)	(91)
Cash required for financing activities	(1,363)	(631)
Net decrease in cash and cash equivalents	(1,875)	(201)
Cash and cash equivalents at beginning of period	4,762	3,805
Cash and cash equivalents at end of period	$2,887	$3,604

Target Corporation Reports First Quarter Earnings — Page 8 of 11
TARGET CORPORATION

Operating Results

Net Sales	Three Months Ended
(millions) (unaudited)	May 3, 2025	May 4, 2024
Apparel and accessories	$3,711	$3,897
Beauty	3,101	3,119
Food and beverage	5,902	5,853
Hardlines	3,074	3,160
Home furnishings and décor	3,220	3,519
Household essentials	4,357	4,549
Other merchandise sales	40	46
Merchandise sales	23,405	24,143
Advertising revenue (a)	163	130
Credit card profit sharing	141	142
Other	137	116
Net sales	$23,846	$24,531
(a)Primarily represents revenue related to advertising services provided via the Company's Roundel digital advertising business offering. Roundel services are classified as either Net Sales or as a reduction of Cost of Sales or Selling, General, and Administrative (SG&A) Expenses, depending on the nature of the advertising arrangement.

Rate Analysis	Three Months Ended
(unaudited)	May 3, 2025	May 4, 2024
Gross margin rate (a)	28.2%	28.8%
SG&A expense rate (a)(b)	19.3	21.0
Depreciation and amortization expense rate (exclusive of depreciation included in cost of sales)	2.7	2.5
Operating income margin rate (b)	6.2	5.3
Note: Gross margin is calculated as Net Sales less Cost of Sales. All rates are calculated by dividing the applicable amount by Net Sales.
(a)    Reflects the impact of a reclassification of prior year amounts, which were not material, to conform with current year presentation. The reclassifications increased Cost of Sales with equal and offsetting decreases to SG&A Expenses.
(b)    SG&A Expenses and Operating Income for the three months ended May 3, 2025, includes gains, net of legal fees, related to settlements of credit card interchange fee litigation matters in which we were a plaintiff.

Target Corporation Reports First Quarter Earnings — Page 9 of 11
Sales Metrics

Comparable sales include all Merchandise Sales, except sales from stores open less than 13 months or that have been closed. Digitally originated sales include all Merchandise Sales initiated through mobile applications and the Company's websites.

Comparable Sales	Three Months Ended
(unaudited)	May 3, 2025	May 4, 2024
Comparable sales change	(3.8)%	(3.7)%
Drivers of change in comparable sales
Number of transactions (traffic)	(2.4)	(1.9)
Average transaction amount	(1.4)	(1.9)

Comparable Sales by Channel	Three Months Ended
(unaudited)	May 3, 2025	May 4, 2024
Stores originated comparable sales change	(5.7)%	(4.8)%
Digitally originated comparable sales change	4.7	1.4

Sales by Channel	Three Months Ended
(unaudited)	May 3, 2025	May 4, 2024
Stores originated	80.2%	81.7%
Digitally originated	19.8	18.3
Total	100%	100%

Sales by Fulfillment Channel	Three Months Ended
(unaudited)	May 3, 2025	May 4, 2024
Stores	97.6%	97.7%
Other	2.4	2.3
Total	100%	100%
Note: Sales fulfilled by stores include in-store purchases and digitally originated sales fulfilled by shipping merchandise from stores to guests, Order Pickup, Drive Up, and Same Day Delivery.

Target Circle Card Penetration	Three Months Ended
(unaudited)	May 3, 2025	May 4, 2024
Total Target Circle Card Penetration	17.4%	18.0%

Number of Stores and Retail Square Feet	Number of Stores			Retail Square Feet (a)
(unaudited)	May 3, 2025	February 1, 2025	May 4, 2024	May 3, 2025	February 1, 2025	May 4, 2024
170,000 or more sq. ft.	273	273	273	48,824	48,824	48,824
50,000 to 169,999 sq. ft.	1,562	1,559	1,547	195,436	195,050	193,529
49,999 or less sq. ft.	146	146	143	4,404	4,404	4,301
Total	1,981	1,978	1,963	248,664	248,278	246,654
(a)In thousands; reflects total square feet less office, supply chain facility, and vacant space.

Target Corporation Reports First Quarter Earnings — Page 10 of 11
TARGET CORPORATION

Reconciliation of Non-GAAP Financial Measures

To provide additional transparency, we disclose non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes certain items presented below. We believe this information is useful in providing period-to-period comparisons of the results of our operations. This measure is not in accordance with, or an alternative to, generally accepted accounting principles in the U.S. (GAAP). The most comparable GAAP measure is diluted earnings per share. Adjusted EPS should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate Adjusted EPS differently, limiting the usefulness of the measure for comparisons with other companies.

Reconciliation of Non-GAAP Adjusted EPS	Three Months Ended
	May 3, 2025			May 4, 2024
(millions, except per share data) (unaudited)	Pretax	Net of Tax	Per Share	Pretax	Net of Tax	Per Share	Change
GAAP diluted EPS			$2.27			$2.03	11.7%
Adjustments
Interchange fee settlements (a)	$(593)	$(441)	$(0.97)	$—	$—	$—
Adjusted EPS			$1.30			$2.03	(35.9)%
(a)    Note (b) to the Rate Analysis table provides additional information.

Reconciliation of Non-GAAP Adjusted EPS Guidance
(per share) (unaudited)	Full Year 2025
GAAP diluted earnings per share guidance	~$8.00 - $10.00
Estimated adjustments
Interchange fee settlements	($0.97)
Other (a)	—
Adjusted diluted earnings per share guidance	$7.00 - $9.00
(a)Full-year 2025 GAAP EPS may include the impact of additional discrete items, which will be excluded in calculating Adjusted EPS. The guidance does not currently reflect any such additional discrete items. In the past, these items have included losses on the early retirement of debt and certain other items that are discretely managed.

Earnings before interest expense and income taxes (EBIT) and earnings before interest expense, income taxes, depreciation and amortization (EBITDA) are non-GAAP financial measures. We believe these measures provide meaningful information about our operational efficiency compared with our competitors by excluding the impact of differences in tax jurisdictions and structures, debt levels, and, for EBITDA, capital investment. These measures are not in accordance with, or an alternative to, GAAP. The most comparable GAAP measure is net earnings. EBIT and EBITDA should not be considered in isolation or as a substitution for analysis of our results as reported in accordance with GAAP. Other companies may calculate EBIT and EBITDA differently, limiting the usefulness of the measures for comparisons with other companies.

EBIT and EBITDA	Three Months Ended
(dollars in millions) (unaudited)	May 3, 2025	May 4, 2024	Change
Net earnings	$1,036	$942	10.0%
+ Provision for income taxes	346	277	25.1
+ Net interest expense	116	106	8.7
EBIT	$1,498	$1,325	13.0%
+ Total depreciation and amortization (a)	787	718	9.7
EBITDA	$2,285	$2,043	11.9%
(a)Represents total depreciation and amortization, including amounts classified within Depreciation and Amortization and within Cost of Sales.

Target Corporation Reports First Quarter Earnings — Page 11 of 11
We have also disclosed after-tax ROIC, which is a ratio based on GAAP information, with the exception of the add-back of operating lease interest to operating income. We believe this metric is useful in assessing the effectiveness of our capital allocation over time. Other companies may calculate ROIC differently, limiting the usefulness of the measure for comparisons with other companies.

After-Tax Return on Invested Capital
(dollars in millions) (unaudited)
	Trailing Twelve Months
Numerator	May 3, 2025	May 4, 2024 (a)
Operating income	$5,742	$5,675
+ Net other income	102	99
EBIT	5,844	5,774
+ Operating lease interest (b)	165	133
- Income taxes (c)	1,373	1,314
Net operating profit after taxes	$4,636	$4,593

Denominator	May 3, 2025	May 4, 2024	April 29, 2023
Current portion of long-term debt and other borrowings	$1,139	$2,614	$200
+ Noncurrent portion of long-term debt	14,334	13,487	16,010
+ Shareholders' investment	14,947	13,840	11,605
+ Operating lease liabilities (d)	3,922	3,723	2,921
- Cash and cash equivalents	2,887	3,604	1,321
Invested capital	$31,455	$30,060	$29,415
Average invested capital (e)	$30,757	$29,737

After-tax return on invested capital (f)	15.1%	15.4%
(a)The trailing twelve months ended May 4, 2024, consisted of 53 weeks compared with 52 weeks in the current-year period.
(b)Represents the add-back to operating income driven by the hypothetical interest expense we would incur if the property under our operating leases was owned or accounted for under finance leases. Calculated using the discount rate for each lease and recorded as a component of rent expense within Operating Income. Operating lease interest is added back to Operating Income in the ROIC calculation to control for differences in capital structure between us and our competitors.
(c)Calculated using the effective tax rates, which were 22.8 percent and 22.2 percent for the trailing twelve months ended May 3, 2025, and May 4, 2024, respectively. For the twelve months ended May 3, 2025, and May 4, 2024, includes tax effect of $1.3 billion related to EBIT, and $38 million and $30 million, respectively, related to operating lease interest.
(d)Total short-term and long-term operating lease liabilities included within Accrued and Other Current Liabilities and Noncurrent Operating Lease Liabilities, respectively.
(e)Average based on the invested capital at the end of the current period and the invested capital at the end of the comparable prior period.
(f)For the trailing twelve months ended May 3, 2025, includes the impact of after-tax net gains on interchange fee settlements, which increased after-tax ROIC by 1.4 percentage points. Note (b) to the Rate Analysis table provides additional information.